Exhibit 10.9

AMENDMENT 2010-1

TO THE

FIVE BELOW, INC. EQUITY INCENTIVE PLAN

WHEREAS, Five Below, Inc. (the “Company”) maintains the Five Below, Inc. Equity Incentive Plan (the “Plan”), as amended and restated effective as of May 14, 2010; and

WHEREAS, in furtherance of the transactions contemplated by the Investment Agreement, dated September 1, 2010, by and among the Company and the parties listed therein (the “Investment Agreement”), the Company desires to amend the Plan to: (i) increase the number of shares of the Company’s common stock that are issuable under the Plan, (ii) provide that in the event of certain corporate events or transactions affecting the Company’s common stock, equitable adjustments shall automatically be made to the equity issued or available for issuance under the Plan, and (iii) allow transfers of equity grants to a participant’s family members or trusts established for him or his family members subject to certain approval and restrictions;

WHEREAS, Section 8 of the Plan provides that the Plan may be amended by the Board at any time, subject to certain restrictions; and

WHEREAS, the Company’s Board of Directors approved this Amendment 2010-1 to the Plan on October 13, 2010.

NOW THEREFORE, effective immediately following the closing of the transactions contemplated by the Investment Agreement, including payment of the cash dividend to holders of the Company’s common stock as described therein, the Plan is hereby amended as follows:

1.	Section 1 of the Plan is amended by adding the following definition and by renumbering the subsequent definitions:

“Family Member”, with respect to a Participant, shall mean such Participant’s spouse, parent, sibling (by blood or adoption) or lineal ancestor or descendant (by blood or adoption).

2.	Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

Shares Subject to the Plan. The Shares to be subject to Options or Restricted Shares under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to future grants of Options or Restricted Shares under the Plan is 10,219,904 (which number does not include the 3,412,255 Shares which were previously authorized and issued pursuant to the Plan prior to the effective date of Amendment 2010-1 to the Plan, provided that, notwithstanding Section 3(b) to the contrary, any such previously issued shares may not become available for future grant under the Plan if canceled, forfeited or repurchased for any reason), all of which may be subject to Incentive Stock Options, and the Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

3.	Section 3(c) of the Plan is hereby deleted in its entirety and replaced with the following:

Other Adjustment. In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends) to shareholders of the Company, or other similar corporate event or transaction affecting the Shares, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall, in such manner as it may deem equitable, substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the Plan or under any outstanding Awards, the number and kind of shares subject to outstanding Awards, the exercise price, grant price or purchase price applicable to outstanding Awards, and/or any other affected terms and conditions of this Plan or outstanding Awards. The Committee shall make such adjustments in a manner intended to be consistent with Section 409A of the Code and Section 422 of the Code, to the extent applicable.

4.	Section 5(g) of the Plan is hereby deleted in its entirety and replaced with the following:

Transferability of Options. Except as may otherwise be specifically determined by the Board or Committee with respect to a particular Non-Qualified Stock Option, no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and all Options will be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by such Participant’s personal representative. Notwithstanding the foregoing, subject to the approval of the Board, a Participant may transfer a Non-Qualified Stock Option to any Family Member of such Participant or to the trustee or custodian of a trust established solely for the benefit of such Participant or such Participant’s Family Members, provided that such Participant’s Family Member, trustee or custodian agrees to be bound by the terms and conditions of the applicable Award Agreement, the Plan and any contractual transfer restrictions that are applicable to the Non-Qualified Stock Option on the date of the transfer of the Non-Qualified Stock Option; provided further that such Participant’s Family Member, trustee or custodian shall not transfer such Non-Qualified Stock Option other than by will or the laws of descent and distribution.

5.	Section 7(c) of the Plan is hereby amended by adding the following new subsection (vi) to that Section:

(vi) Notwithstanding the foregoing, subject to the approval of the Board or Committee, a Participant may transfer such Participant’s Restricted Shares to any Family Member of such Participant or to the trustee or custodian of a trust established solely for the benefit of such Participant or such Participant’s Family

Members, provided that such Participant’s Family Member, trustee or custodian agrees to be bound by the terms and conditions of the applicable Award Agreement, the Plan and any contractual transfer restrictions that are applicable to the Restricted Shares on the date of the transfer of the Restricted Shares; provided further that such Participant’s Family Member, trustee or custodian shall not transfer such Restricted Shares other than by will or the laws of descent and distribution and subject to any contractual transfer restrictions that are applicable to the Restricted Shares on the date of the transfer of the Restricted Shares.

Except as expressly provided otherwise in this Amendment 2010-1, all terms and conditions of the Plan shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment 2010-1 has been executed on this 14th day of October, 2010.

FIVE BELOW, INC.

By:	/s/ Kenneth R. Bull
Name:	Kenneth R. Bull
Title:	Senior Vice President, Finance